UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 30, 2010

Dorman Products, Inc.
(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Comar, Pennsylvania 18915
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (215) 997-1800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, Dorman Products, Inc. (the “Company”) issued a press release announcing that the Board of Directors (the “Board”) has increased the size of the Board to seven members and has appointed Richard T. Riley to fill the new board seat effective immediately.  Mr. Riley has been appointed to a term expiring at the Company’s 2010 Annual Meeting of Shareholders and will be eligible for re-election by the Company’s shareholders at that time.  Mr. Riley will serve on the Board’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Mr. Riley serves as Executive Chairman of LoJack Corp where he previously served as the Chairman and Chief Executive Officer from November 2006 until December 2008 and as its President and Chief Operating Officer from February 2005 until November 2006. Mr. Riley has served as a director of the LoJack Corp since February 2005. He also serves as a member of the Board of Directors of VistaPrint USA Incorporated, a publicly held printing and graphic arts business, and Micro-Coax, Inc., a privately held manufacturer of microwave and cable products.

The Board has determined that Mr. Riley is an “independent director” under the rules of the NASDAQ Stock Market.  As compensation for his Board service, Mr. Riley will receive an annual retainer of $37,500 plus $1,500 for each Board of Directors meeting attended and $1,000 for each Committee meeting attended.

Mr. Riley has no arrangement or understanding with any persons pursuant to which he was appointed to serve as a director, except as described herein.  Mr. Riley does not have any family relationship with any officer or director of the Company.  Further, Mr. Riley has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K.

In the same press release, the Company also announced that George L. Bernstein will not stand for re-election to its Board of Directors at the 2010 Annual Meeting of Shareholders.

Item 9.01   Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: March 30, 2010	By:	/s/ Mathias J. Barton
	Name:	Mathias J. Barton
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated March 30, 2010